Filed Pursuant to Rule 433

Final Term Sheet

May 28, 2015

Relating to Preliminary Prospectus Supplement

dated May 28, 2015

Registration Statement No. 333-186798

Time Warner Inc.

$1,500,000,000 3.60% Notes due 2025

$600,000,000 4.85% Debentures due 2045

Issuer:	Time Warner Inc.
Guarantors:	Historic TW Inc. Home Box Office, Inc. Turner Broadcasting System, Inc.
Securities:	$1,500,000,000 3.60% Notes due 2025 (the “Notes”) $600,000,000 4.85% Debentures due 2045 (the “Debentures”)
Size:	Notes	$1,500,000,000
	Debentures	$600,000,000
Maturity Dates:	Notes	July 15, 2025
	Debentures	July 15, 2045
Coupon:	Notes	3.60%
	Debentures	4.85%
Interest Payment Dates:	Notes	January 15 and July 15, commencing January 15, 2016
	Debentures	January 15 and July 15, commencing January 15, 2016
Price to Public:	Notes	99.760%
	Debentures	99.929%
Benchmark Treasury:	Notes	2.125% due May 15, 2025
	Debentures	2.500% due February 15, 2045
Benchmark Treasury Yield:	Notes	2.128%
	Debentures	2.904%
Spread to Benchmark Treasury:	Notes	Plus 150 bps
	Debentures	Plus 195 bps
Yield:	Notes	3.628%
	Debentures	4.854%

Make-Whole Call:	Notes	Treasury Rate plus 25 bps at any time prior to April 15, 2025 (three months prior to maturity); par call at any time on or after April 15, 2025
	Debentures	Treasury Rate plus 30 bps at any time prior to January 15, 2045 (six months prior to maturity); par call at any time on or after January 15, 2045
Expected Settlement Date:	June 4, 2015 (T+5)
Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000
CUSIP/ISIN:	Notes	887317 AW5 / US887317AW59
	Debentures	887317 AX3 / US887317AX33
Ratings:	Notes	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB+ by Fitch Ratings, Inc.
	Debentures	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB+ by Fitch Ratings, Inc.
Joint Book-Running Managers:

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Senior Co-Managers:

BNY Mellon Capital Markets, LLC

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Samuel A. Ramirez & Company, Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Siebert Brandford Shank & Co., L.L.C.

SMBC Nikko Securities America, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 800-831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 800-294-1322, Morgan Stanley & Co. LLC toll free at 866-718-1649 and Wells Fargo Securities, LLC toll free at 800-645-3751.

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